Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES 2010 PROVED OIL AND GAS RESERVES AND
PRODUCTION, PROVIDES 2011 PRODUCTION AND CAPITAL EXPENDITURES
GUIDANCE, UPDATES OPERATING ACTIVITIES, LIQUIDITY AND HEDGING
LAFAYETTE, LA — February 2, 2011 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company ended 2010 with approximately 193 Bcfe of proved oil and gas reserves having a pre-tax discounted value of approximately $256 million. This represents an approximate 24% increase in proved reserves from 2009 after adjusting for the sale of approximately 29 Bcfe of proved undeveloped reserves in May 2010 in connection with the Company’s Woodford joint venture. The Company’s proved reserves at December 31, 2010 were comprised of 91% natural gas and 9% oil and natural gas liquids. In addition, approximately 87% were located in long-lived basins and approximately 65% of the reserves were proved developed.
The Company estimates that its 2010 production was approximately 31 Bcfe, or 84.8 MMcfe per day, including fourth quarter 2010 production of 7.9 Bcfe or 86 MMcfe per day. Oil production for the fourth quarter and full year of 2010 increased 17% and 10%, respectively, from 2009 amounts and made up 13% of fourth quarter and full year 2010 production. Gas production, including natural gas liquids, during the fourth quarter and full year of 2010 was approximately 4% higher and 12% lower than the respective 2009 periods. After adjusting for the reserves sold and produced during 2010, the Company estimates that it replaced 238% of its proved reserves during 2010 at an average cost of $1.14 per Mcfe.
The Company’s capital expenditures for 2010 are expected to total approximately $84 million, which is net of approximately $36 million in proceeds received from the sale of unevaluated leasehold in conjunction with the Woodford joint venture. The 2010 capital spending was funded through cash flow from operations. The Company achieved its 2010 production guidance while under-spending its original 2010 capital expenditure guidance of $120 to $140 million. In addition, during 2010 the Company and its joint venture partner began building positions in the Niobrara and Eagle Ford basins.
Production Guidance
The Company projects its 2011 production to average between 80 and 88 MMcfe per day and expects approximately 15% and 7% to be derived from oil and natural gas liquids, respectively. After increasing oil production by approximately 10% in 2010, the Company expects to increase its oil production by more than 10% during 2011. The Company projects its first quarter 2011 net production to average between 80 and 84 MMcfe per day and expects approximately 14% and 7% to be derived from oil and natural gas liquids, respectively.

Capital Expenditures Guidance
The Company’s capital budget for 2011 (including capitalized interest and overhead and $12 million of budgeted leasehold acquisitions) is expected to range between $110 and $120 million. The Company’s direct capital expenditures for 2011 (excluding capitalized interest and overhead) are projected to be allocated as follows:

Basin	Percent of Budget
Woodford (*)	34%
East Texas	16%
Onshore Louisiana	14%
Eagle Ford	12%
Offshore Louisiana	11%
Niobrara	10%
Fayetteville	3%
* Net of Woodford JV partner participation of approximately $20-$25 million
The 2011 capital budget is expected to be funded through cash flow from operations and a cash payment of $14 million to be received on November 30, 2011 related to a portion of the proceeds from the Woodford joint venture.
Operations Update
The Company completed two operated horizontal wells in the Woodford Shale during January 2011. The following is a detailed summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)
PQ 42	36%	1/4/2011	5,068	3,134
PQ 43	36%	1/8/2011	4,592	2,056
Since March of 2008, the Company has drilled and completed 26 Woodford wells with average booked reserves of 4.63 Bcf as of December 31, 2010. Included in these results were three wells drilled during 2010 that exhibited a lower initial gas production rate (2.5 Mmcf/d average) and did not achieve their maximum production rate until approximately 45 days after initial production. After more than six months of production history, the Company’s independent reserve engineers have booked these wells at an average of 4.34 Bcf. As a result, the Company believes that the wells reported above will also demonstrate a flatter decline, which the Company expects will benefit ultimate reserve recoveries.
In addition to the above completions, the Company has reached total depth on its forty-fourth Woodford operated well (4,220 foot lateral) and its forty-fifth Woodford operated well (5,026 foot lateral). The Company expects to complete three wells (PQ 44-46) during the first quarter of 2011. The Company plans to take delivery of its third operated rig in approximately one week and expects to operate a three rig program throughout the year while opportunistically utilizing pad drilling. Current plans call for drilling approximately 30 gross Woodford operated wells during 2011, as compared to 9 gross operated wells drilled during 2010.
In the Niobrara, the Company’s non-operated Nevis #2 well (NRI-20%), has achieved cumulative gross production of approximately 20,000 barrels of oil during the well’s first 62 days of production. The well experienced some down-time during January as it was placed on artificial lift and is currently flowing at approximately 360 barrels of oil per day. The third non-operated Niobrara well, Hester #3 (WI-25%), is scheduled to spud during the first quarter of 2011, and the Company expects to participate in drilling 12-15 gross Niobrara non-operated wells during the year.

In the Gulf Coast Basin, the Company is currently performing its first of three oil focused Ship Shoal 72 recompletions planned for 2011. The Company is also planning a multi-well sidetrack program at its shallow-water Gulf of Mexico Ship Shoal 72 field during the year focused on increasing oil production. In addition, the Company has completed the site preparation work at its expected high impact La Cantera prospect. The Company expects to spud the 19,300 foot onshore South Louisiana operated well (WI-23%) during the first quarter of 2011.
In East Texas, the Company began its horizontal Cotton Valley development of the 46,000 acre Carthage field, which is held by production and owned 50% by the Company. The first well (NRI-23%) was drilled with a 2,592 foot lateral section (10 frac stages) and achieved an initial 24 hour gross daily production rate of approximately 2,400 Mcf of gas, 20 barrels of oil and 160 barrels of natural gas liquids. After performing only 30% of the frac stages, the operator encountered mechanical problems and elected to begin flow-back procedures establishing the above initial production rate. The remaining frac stages were subsequently completed and the well was turned back to sales. The Company expects that the initial production rate reported above would have been higher had all stages been completed and produced simultaneously.
The Company has reached total depth on its second non-operated horizontal Cotton Valley well and expects to commence completion activities in March of 2011. The Company expects to drill five to six horizontal Cotton Valley wells during 2011. In addition, the Company recently completed its non-operated vertical Travis Peak/Cotton Valley combination well (NRI-20%). The well achieved an initial 24 hour gross daily production rate of approximately 3,200 Mcf of gas per day.
During the fourth quarter of 2010, the Company and its joint venture partner established an initial leasehold position in the Eagle Ford Shale trend. The Company continues to actively pursue additional acreage opportunities and expects to increase its leasehold position. To date, the Company has acquired approximately 3,200 acres (1,600 net acres) located in Dimmit and LaSalle Counties in Texas. The Company expects to spud its first operated Eagle Ford Shale well during the second quarter of 2011 and expects to drill three operated wells during 2011.
Liquidity Update
At December 31, 2010, the Company had approximately $63 million in cash and had no borrowings outstanding under its $100 million bank facility. The Company continues to aggressively evaluate acquisition opportunities to utilize the strong liquidity position that it has built.
Hedging Update
The Company initiated the following commodity hedging transaction during January 2011:

Instrument
Production Period	Type	Daily Volumes	Price
Natural Gas:
February — December 2011	Costless Collar	5,000 Mmbtu	$4.50 - $4.96
Management’s Comment
“We are excited about our 2011 drilling program, where we expect to allocate approximately 60% of our budget to grow our oil and liquids production from our Niobrara, Cotton Valley, Eagle Ford and Gulf Coast assets,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We are forecasting reserve growth of approximately 25% during 2011, as well as a second consecutive year of double digit growth in oil production through our internally funded capital program. Based on our investments in oil and liquids, combined with our superior Woodford economics, we are positioned to deliver excellent returns during the current gas price environment.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, including the impact of the oil spill in the Gulf of Mexico on our present and future operations, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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